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                          CERTIFICATE OF INCORPORATION
                                       OF
                            INTERTECH VENTURES, INC.


         1.       The name of the corporation is:

                            INTERTECH VENTURES, INC.

         2. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of common stock which the corporation shall have authority to issue is thirty million (30,000,000) and the par value of each of such shares is One Tenth of One Cent ($.001) amounting in the aggregate to Thirty Thousand Dollars ($30,000).

         5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

         6. The name and mailing address of the incorporator:

                                            Joseph Sierchio, Esq.
                                            41 East 57th Street, 39th Floor
                                            New York, New York 10022

         7. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

         8. The corporation shall, to the fullest extent permitted by the provision of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall
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inure to the benefit of the heirs, executors and administrators of such a person.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of March, 1998.



                                                            /s/ Joseph Sierchio
                                                            --------------------
                                                                Joseph Sierchio


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